EXHIBIT 10.23

December 17, 2001

Mr. Terry Washburn
1701 W. Northwest Highway
Grapevine, TX 76051

Dear Mr. Washburn:

Per our discussions, the following sets forth our agreements, which supplement our letter agreement dated November 15, 2001.

Until Dec 17, 2003, you agree to serve as CEO of Premier for a base salary of $130,000 per year.

In consideration of the foregoing, Premier Concepts agrees to grant and issue to you a restricted stock award consisting of an aggregate of 400,000 shares of common stock. The shares will be issued to you immediately, however should you be terminated for cause the shares will be subject to pro-rata forfeiture on a proportional basis over the 24 month period beginning December 17, 2001 or in the event you voluntarily terminate your employment with the Company before Dec 17, 2003.without cause. Further, the shares will be immediately released from any risk of forfeiture in the event the Company terminates your employment without cause prior to the expiration of the 24 month period.

It is understood that if required by the Nasdaq Rules of Governance, the shares you receive pursuant to this agreement may not vest until proper shareholder approval is obtained. If shareholder approval is required the company agrees to exercise reasonable efforts to obtain shareholder approval as soon as practicable.

If the foregoing accurately sets forth our agreement, please indicate your acceptance by signing below on the line provided and return an executed copy of this letter agreement to me at your earliest convenience.

Sincerely,

______________________
John M. Gerber, Chairman

Approved and Accepted:

_____________________
Terry Washburn